SCHEDULE 14A INFORMATION

 Proxy StatementPursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.____)
Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive  Additional Materials

[ ]  Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                         WADE COOK FINANCIAL CORPORATION
               Name of the Registrant as Specified In Its Charter
 ..............................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
          ......................................................................

     (2)  Aggregate number of securities to which transaction applies:
          ......................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ......................................................................

     (4)  Proposed maximum aggregate value of transaction:
          ......................................................................

     (5)  Total fee paid:
          ......................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     Amount Previously Paid:
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     Date Filed:
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

                         WADE COOK FINANCIAL CORPORATION


                               Seattle, Washington

                                   May 9, 1999


Dear Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of Wade Cook Financial Corporation to be held on Wednesday, June 2, 1999 at 7:00 p.m. at the Hyatt Hotel, 6375 West Irlo Bronson Memorial Highway, Kissimee, Florida.

     In addition to the items set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, we will report on current activities of the Company and will provide an opportunity to discuss matters of interest to you as a stockholder.

     We sincerely hope you will be able to attend our Annual Meeting. However, whether or not you plan to attend, please sign, date and promptly return the enclosed proxy to ensure that your shares are represented.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Wade Cook Financial Corporation.


                                        Very truly yours,


                                        /s/ Wade B. Cook

                                        WADE B. COOK
                                        President and Chief Executive Officer

                         WADE COOK FINANCIAL CORPORATION
                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   May 9, 1999
                              ---------------------

To the Stockholders:


     The Annual Meeting of Stockholders of Wade Cook Financial Corporation will be held on Wednesday, June 2, 1999 at 7:00 p.m. at the Hyatt Hotel, 6375 West Irlo Bronson Memorial Highway, Kissimee, Florida, for the following purposes:

     1. To elect three Class 2 directors, each to a three year term, and to elect one director to a newly-created Class 2 position on the Board of Directors;

     2. To ratify an amendment to the Company's Articles of Incorporation which increased the number of authorized shares from 60,000,000 to 140,000,000;

     3. To amend the Company's Articles of Incorporation to reduce the par value of the Company's common stock from $0.01 to $0.001 per share;

     4. To amend the Company's Articles of Incorporation to eliminate the limitation on increases of the Board of Directors;

     5. To amend the Company's Articles of Incorporation to clarify existing director and officer indemnification provisions; and

     6. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 22, 1999 are entitled to notice of, and to vote at, the meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Laura M. Cook

                                        LAURA M. COOK
                                        Corporate Secretary

May 9, 1999


--------------------------------------------------------------------------------
                                    IMPORTANT

Whether or not you plan to attend the meeting, please sign, date and return promptly the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States. Promptly signing, dating and returning the proxy will save the Company the additional expense of further solicitation.

--------------------------------------------------------------------------------

                         WADE COOK FINANCIAL CORPORATION

                          14675 Interurban Avenue South
                         Seattle, Washington 98168-4664

                                -----------------

                                 PROXY STATEMENT
                              ---------------------


     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Wade Cook Financial Corporation ("WCFC" or the "Company") to be voted at the 1999 Annual Meeting of Stockholders of the Company to be held on Wednesday, June 2, 1999 at 7:00 p.m. Stockholders who execute proxies may revoke them at any time prior to their exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date or by voting in person at the meeting. These proxy materials, together with the Company's annual report to stockholders, are being mailed to stockholders on or about May 9, 1999.

     Stockholders of record at the close of business on April 22, 1999 will be entitled to vote at the meeting on the basis of one vote for each share held. On April 22, 1999, there were outstanding 64,383,730 shares of common stock of the Company.


PROPOSAL 1: ELECTION OF DIRECTORS

     The Board of Directors shall consist of eleven members and is divided into three classes. Directors in each class are elected for a three-year term. This year, Gregory Maxwell, Nick Dettman and Angela Pirtle have been nominated to be elected as Class 2 directors, and John Lang has been nominated to serve in a newly created Class 2 position on the Board of Directors with a term expiring in 2002. Mr. Lang has not previously served as a director. Unless a stockholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

     Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that the proxies will be voted for the election of another nominee to be designated to fill any such vacancy by the Board of Directors.

     The candidates elected are those receiving the largest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election and broker "non-votes" will not be counted in the election.

Nominees for Election

     Nick Dettman, 54, has been a director of the Company since 1997. He has been a pilot for Delta Airlines over 30 years and is also the owner and operator of Kalowai Plantation, an orchid ranch in Kauai, Hawaii.

     Greg Maxwell, 46, was appointed to the Company's Board of Directors in April 1999. Since 1989, Mr. Maxwell has been a pilot for United Airlines and, prior to that time, was a registered representative for a registered broker/dealer in Dallas, Texas and a licensed real estate broker. Mr. Maxwell earned a bachelors degree in Occupational Education (Aviation) from Southern Illinois University.

     Angela Pirtle, 37, was appointed to the Company's Board of Directors in April 1999. During the past five years, Ms. Pirtle has worked as a licensed real estate broker in San Diego, California.

     John Lang, 49, has not previously served as a director of the Company. For the past 25 years, Mr. Lang has served as the Chief Executive Officer of Pinnacle Group L.L.C., a golf course development company located in Scottsdale, Arizona. Mr. Lang is also a trustee for the Pinnacle Foundation, a nonprofit foundation and handles the development, sales, marketing and property management for the Racquet Club at Scottsdale Ranch, Arizona. In addition, Mr. Lang serves on the Board of Directors for Phoenix Seminary. Mr. Lang received a bachelors degree in Philosophy from Roanoke College, Salem, Virginia.

     The Board of Directors recommends a vote FOR each of the nominees as a director.

Continuing Directors -- Class 3 (Term Expires 2000)

     Robin Anderson, 35, has been a Director since 1997 and is the Sales Manager for the Company. Ms. Anderson has been with the Company since 1994 and is the niece of Robert Hondel. In December 1997, Ms. Anderson filed for personal bankruptcy under Chapter 13 of the United States Bankruptcy Code. Ms. Anderson's bankruptcy proceeding was dismissed in 1998 and all outstanding claims have been satisfied.

     Joel Black, 44, was appointed to the Company's Board of Directors in March 1999. From 1995 to the present, Mr. Black has served as the Chief Executive Officer for Education Leadership Dynamics, Inc., a privately held corporation that specializes in providing speaker services for Wade Cook Seminars, Inc., operating wilderness exploration programs, running a private high school and providing consulting services. Since 1986, Mr. Black has also been employed as a teacher in the Enumclaw, Washington School District. Mr. Black received dual bachelor degrees from Brigham Young University in 1979 and 1980, a Masters of Outdoor Management and Recreation from Brigham Young in 1981 and a doctorate in educational psychology from Purdue University in 1984.

     Robert T. Hondel, 56, has been a director of the Company since 1997 and is President of both Quantum Marketing, Inc. and Wade Cook Financial Education Centers, Inc., wholly-owned subsidiaries of the Company. Prior to that time, Mr. Hondel spent 18 years as the Director and President of the Knapp College of Business in Tacoma, Washington. Mr. Hondel is the uncle of Robin Anderson.

     Dan Wagner, 38, was appointed to the Company's Board of Directors in April 1999. From 1995 to 1999, Mr. Wagner served as a seminar speaker for T.P.
Management, a private corporation which provides speaking services for the Company. Prior to 1995, Mr. Wagner worked as a delivery person.

Continuing Directors -- Class 1 (Term Expires 2001)

     Wade B. Cook, 49, is the Chairman of the Board, CEO, President and acting Treasurer of the Company and has occupied at least one of those positions since June 1995. Since 1989, Mr. Cook also has served as Treasurer and President of Wade Cook Seminars ("WCSI"), a wholly-owned subsidiary of the Company. Since the end of 1998, Mr. Cook has also served as the President and Treasurer of the majority of the Company's wholly-owned subsidiaries. Mr. Cook has authored numerous books, tapes, and videos relating to finance, real estate, the stock market and asset protection. Furthermore, Mr. Cook actively participates in the activities of the Company, often providing his services as a speaker or trainer, or guiding the development of educational products on investing and personal wealth management. Mr. Cook is the spouse of Laura M. Cook, the Corporate Secretary and a Director of the Company. Mr. Cook has not been employed outside the scope of the Company in the past five years. In 1989, the state of Arizona issued a civil administrative order concluding that Mr. Cook had violated various provisions of the Arizona securities laws. Mr. Cook and his affiliated entities paid a civil penalty of $150,000, reimbursed stockholders $390,000 and agreed to cease and desist the allegedly fraudulent conduct. This matter has been concluded and all fines have been paid.

     Laura M. Cook, 46, is the Corporate Secretary of the Company and has been a member of the Board of Directors of the Company since 1995. Additionally, Mrs. Cook serves as the Corporate Secretary for the majority of the Company's wholly-owned subsidiaries and has previously served as an operational manager for various affiliates of the Company. Mrs. Cook is the spouse of Wade B. Cook, the Company's CEO, President, acting Treasurer and Chairman of the Company's Board of Directors. Mrs. Cook's expertise over the past 15 years has been concentrated in managing accounting systems.

     Janice Leysath, 43, was appointed to the Company's Board of Directors in March 1999. Ms. Leysath has previously served on numerous civic and charitable boards and committees in Las Vegas, Nevada, including the American Heart Association Board, the Elementary Education Committee and the Heritage Museum Committee.

From 1993 to 1995, Ms. Leysath served as the Public Relations/Marketing Director for the Heart Institute of Nevadaand as the Business Manager for Desert Cardiology. Ms. Leysath currently runs her own medical claims processing business.

Board Meetings And Committees Of The Board

     During 1998, the Board of Directors held eight meetings. All directors attended 75% or more of the aggregate number of Board meetings and meetings of committees on which they served. The Board of Directors has the following standing committees:

     The Executive Committee has the authority to approve the acquisition, financing and disposition of investments for the Company and execute certain contracts and agreements, including those related to borrowing money by the Company. The committee generally exercises all other powers of the Board of Directors except for those requiring action by the Board of Directors under the Articles of Incorporation, Bylaws or applicable law. The Executive Committee held one meeting in 1998. The current members of the Executive Committee are Laura Cook (Chair), Wade Cook, Angela Pirtle, Robin Anderson (Vice-Chair and Secretary) and Robert Hondel.

     The Audit Committee consists of directors who are not employees of the Company and other persons selected by the Board who are, in the opinion of the Board of Directors, free from any relationship that would interfere with their exercise of independent judgment as Audit Committee members. The Audit Committee has been established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of audit engagements, approve professional services provided by such accountants, review the independence of the public accountants retained and review the adequacy of the Company's internal accounting controls. The Audit Committee held one meeting in 1998. The current members of the Audit Committee are Nick Dettman (Chair), Angela Pirtle, Janice Leysath (Vice-Chair and Secretary) and John Lang.

     The Compensation Committee consists of directors who are not employees of the Company. The Compensation Committee was established to review the Company's general compensation strategy, establish the salaries of, and review the benefit programs for, the Chairman, the President and other executive officers and for those persons reporting directly to such persons, as well as to approve certain other significant positions and to set compensation policy for the Company. The Compensation Committee held no meetings in 1998. The current members of the Compensation Committee are Greg Maxwell (Chair), Joel Black (Vice-Chair and Secretary) and Janice Leysath.

     In 1999, the Company's Personnel Department retained Milliman & Robertson, Inc., an actuary and consulting firm, to generate a compensation report to facilitate the Compensation Committee in completing its duties. The compensation report provides compensation statistics for certain employee and executive compensation levels for comparable companies in the Company's business segment, and the types of duties to which those levels of compensation relate. The Company intends that the report will be used by the Compensation Committee when reviewing appropriate compensation levels and policy initiatives.

Compensation of the Board of Directors

     The directors of the Company were compensated during the last fiscal year as follows:

     Annual retainer as a director.............................       $  10,000
     Annual retainer for membership on a standing committee....       $   2,400
     Annual retainer as Chair of a standing committee..........       $   1,200
     Reimbursement for all reasonable expenses incurred in
       attending Board or committee meetings...................        Variable

     In addition, each director is eligible to participate in the Company's 1997 Incentive Stock Plan. See "Executive Compensation" below for a description of the plan.

Executive Officers and Key Employees of the Company

     In addition to the directors who also serve as executive officers, the following persons currently serve as executive officers and as key employees of the Company:

     Richard Smith, 42, has served as the Company's Chief Financial Officer since March 1999. During the past three years, Mr. Smith has worked as an independent consultant, assisting companies in the areas of internal audit, cost control and asset protection. Prior to that time, Mr. Smith served for eight years as the Director of Internal Audit for Egghead Software. Mr. Smith received a bachelor of arts degree in Political Science from Brigham Young University in 1985.

     Carl Sanders, 56, joined the Company in November 1997 and currently is the Vice President of Business Development. For the past 26 years, Mr. Sanders has worked in the field of personal security, most notably as the Manager of Corporate Security at Alaska Airlines, Inc. in Seattle, Washington and as a Secret Service Agent in Los Angeles, California. Mr. Sanders attended California State University at Long Beach where he received a bachelors degree in Sociology.

     Bruce Couch, 50, joined the Company in June 1998 and currently is the Vice President of Operations. From January 1998 to June 1998, Mr. Couch served as a marketing consultant to the Company. From 1992 to 1997, Mr. Couch worked at Florida Marketing International, Inc., a marketing firm, as the Vice President of Marketing. Mr. Couch attended Utah State University in Logan, Utah where he received a bachelors degree in Marketing.

Security Ownership Of Certain Beneficial Owners And Management

     The following table sets forth information, as of April 22, 1999, regarding the beneficial ownership of the Company's common stock by any person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock, by directors and certain executive officers, and by all directors and executive officers of the Company as a group.


                                                                   Amount and Nature of
                                                                  Beneficial Ownership of         Percent of
                 Name and Address (1)                                 Common Stock(2)               Class
-------------------------------------------------------         ----------------------------     -------------
Wade B. Cook(3)                                                          40,785,185                  63.3%
Laura M. Cook(3)                                                         40,785,185                  63.3%
Robert T. Hondel                                                            201,310                   *
Nick Dettman                                                                180,000                   *
Robin Anderson                                                               19,140                   *
Joel Black(4)                                                                    25                   *
Janice Leysath                                                                5,000                   *
Angela Pirtle                                                                    --                   *
Greg Maxwell                                                                     --                   *
Dan Wagner                                                                    1,285                   *
All current directors and executive officers as a
group (13 persons)                                                       41,292,445                  64.1%
-------------------------
*    Represents less than 1%.

(1) Unless otherwise indicated, the address for each beneficial owner is c/o Wade Cook Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168-4664.
(2) Based on an aggregate of 64,383,730 shares outstanding as of April 22, 1999.
(3) Includes (a) 8,517,745 shares of Common Stock owned of record by Mr. Cook directly; (b) 166,100 shares of Common Stock held in the name of Mr. Cook's individual retirement account; (c) 800,000 shares held by the Wade Cook Family Trust; (d) 1,309,200 shares held by corporations controlled by Mr. Cook; (e) 295,000 shares held by a trust for Wade and Laura Cook's minor children and (f) 29,697,140 shares owned by Wade B. Cook and Laura M. Cook Family Trust.
(4)  Represents 25 shares held by a company controlled by Mr. Black.

Section 16(a) Beneficial Ownership Reporting Compliance

     The federal securities laws require the Company's directors and executive officers, and persons who own more than ten percent of the Company's common stock to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1998, all of the Company's directors, executive officers and greater-than-ten percent beneficial owners made all required filings on a timely basis, except as set forth below:

     (1) Robert T. Hondel failed to file a Form 4 in 1998 with respect to 45,000 shares of common stock acquired on September 9, 1998. Mr. Hondel has subsequently filed a Form 5 reporting the transaction.

     (2) Wade B. Cook was late in filing a Form 5 with respect to 4,000 shares of common stock acquired on October 1, 1998, 10,000 shares of common stock acquired on October 2, 1998 and 50,000 shares of common stock acquired on December 30, 1998.

     (3) Richard Smith was late in filing his Form 3 covering 500 shares of Company common stock owned by him.

PROPOSAL 2: RATIFICATION OF AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES

     The Board recommends the approval and ratification of the 1997 amendment to
Article III of the Company's Articles of Incorporation increasing the number of authorized shares of common stock from sixty million (60,000,000) as set forth in the original Articles of Incorporation, to one hundred forty million (140,000,000). The full text of amended Article III is attached hereto as Exhibit A. This action must be approved by a majority of the votes cast.

     Purposes of Amendment. In 1997, the Company's stockholders approved the reincorporation of the Company from Utah to Nevada. The reincorporation process involved the filing of new Articles of Incorporation and the amendment. After reviewing the manner in which the amendment was filed, the Company's special Nevada legal counsel indicated a concern that the amendment may not have been effected exactly as required by Nevada law. The Company is seeking stockholder approval and ratification of the amendment to eliminate any deficiencies that may exist regarding the manner in which the amendment was processed.

     Effects of Amendment. The Company believes that the ratification by the stockholders will reinforce the validity of the amendment, which, in turn, reinforces the validity of the Company's outstanding stock. Because the Articles of Incorporation originally filed in Nevada only provided for 60 million shares of common stock, without the amendment which increased the authorized shares of common stock to 140 million, the Company would not have had enough authorized common stock to exchange for the outstanding stock of the Utah corporation, as required to complete the reincorporation process. However, if the amendment was not properly effected, there is a possibility that the stock issued by the Company in the reincorporation process above the original 60 million authorized shares may not have been issued in full compliance with Nevada law. The Company believes that the ratification of the amendment by the stockholders at the Annual Meeting will eliminate any concerns about the manner in which the amendment was effected and will, in turn, reinforce the legality of the issuance of the Company's outstanding common stock.

     Wade B. Cook has advised the Company that he intends to vote the shares of common stock beneficially owned by him in favor of the proposal. Since Mr. Cook owns a majority of the outstanding common stock, the proposal will be approved if he causes those shares to be voted in favor of the proposal.

     The Board of Directors recommends that the stockholders vote FOR approval and ratification of the amendment to the Articles of Incorporation increasing the number of authorized shares.

PROPOSAL 3: AMENDMENT TO ARTICLES OF INCORPORATION TO REDUCE PAR VALUE OF COMMON STOCK

     The Board recommends the approval of an amendment to Article III of the Company's Articles of Incorporation to reduce the par value of its common stock from $.01 to $.001 per share. The amendment would be effective upon filing a Certificate of Amendment with the Nevada Secretary of State. The full text of amended Article III is attached hereto as Exhibit A. The proposed amendment must be approved by a majority of the votes cast.

     Purposes of Proposed Amendment. The purpose of the proposed amendment is to conform the Company's capital structure to that of other publicly-traded corporations and the teachings of the Company. The Board believes a nominal par value of $.001 per share is consistent with the practice of many other corporations and the teachings of the Company related to corporate structure because certain states base the amount of franchise taxes payable by a corporation on the par value of its authorized shares. Although Nevada does not currently have any such provision, the reduction in the par value of the common stock is likely to reduce the Company's franchise tax consequences in those states which have such a provision.

     Effects of Proposed Amendment. The proposed amendment reducing the par value of the Company's common stock will have no effect on the value of such stock or the rights of the Company's stockholders.

     The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendment to the Articles of Incorporation reducing the par value of the Company's common stock.

PROPOSAL 4: AMENDMENT TO ARTICLES OF INCORPORATION TO ELIMINATE LIMITATION ON INCREASES OF THE BOARD OF DIRECTORS

     The Board recommends the approval of an amendment to Article V of the Company's Articles of Incorporation to eliminate an existing provision which provides that the number of directors may not be increased by more than two in any calendar year. The proposed amendment would provide the Company with flexibility to increase the size of the Board as deemed appropriate and in the best interest of the Company, subject to the existing limitation that the Board of Directors consist of no less than three, nor more than twelve members, but with no limitation with respect to the number of director positions which could be added during any specified period. The full text of amended Article V is attached hereto as Exhibit B. The proposed amendment must be approved by at least a two-thirds vote of the Company's outstanding common stock.

     Purposes of Amendment. The purpose of the proposed amendment is to remove a limitation on the ability of the Board of Directors to act in the best interests of the Company which may require the addition of more than two directors in a year. Additionally, although the Company is not presently under threat of a takeover attempt, the removal of the limitation presently contained in Article V could facilitate future efforts by the Board to deter or prevent changes of control by increasing the number of directors and appointing directors that support incumbent management.

     Effect of Amendment. The proposed amendment will eliminate a limitation on the Company's ability to respond to certain circumstances and situations where the addition of more than two directors in a year would be in the best interest of the Company.

     The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendment to the Articles of Incorporation eliminating the limitation on board member increases in any calendar year.

PROPOSAL 5: AMENDMENT TO ARTICLES OF INCORPORATION TO CLARIFY EXISTING DIRECTOR AND OFFICER INDEMNIFICATION PROVISIONS.

     The Board recommends the approval of an amendment to Article VIII of the Company's Articles of Incorporation to clarify and make explicit existing director and officer indemnification provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Nevada law. The full text of amended Article VIII is attached hereto as Exhibit C. The proposed amendment must be approved by a majority of the votes cast.

     Purposes of Amendment. The purpose of the proposed amendment is to clarify and make explicit the provisions of the Nevada law which permit Nevada corporations to indemnify directors, officers and employees who are made a party to a legal proceeding because they were a director, officer or employee of a corporation. The Board believes that it is advisable and in the best interests of the Company that the stockholders approve the proposed amendment to clarify and explicitly define those circumstances under which the Company's directors and officers may be indemnified by the Company.

     The indemnification provisions currently contained in the Company's Articles of Incorporation do not explicitly state the indemnification protections accorded directors, officers and employees under Nevada law. As such, the Board believes the Company is at a disadvantage in attracting the most qualified people to serve as directors and officers of the Company. The Board believes the proposed amendment will assist the Company in attracting individuals of the highest quality and ability to serve by offering them significant assurances that they will not suffer inappropriate monetary liability for actions taken on behalf of the Company, in good faith and in a manner they believed to be in, or not opposed to, the best interests of the Company. The Board believes that the ability to attract and retain qualified directors and officers is important to the Company's continued success. The Board believes indemnification provisions like those contained in the proposed amendment are consistent with the practice of many other publicly-traded corporations.

     Effects of Amendment. The proposed amendment makes explicit that directors, officers and employees will be indemnified to the fullest extent permitted by Nevada law. Nevada law provides for both discretionary and mandatory indemnification of directors, officers and employees who are sued during or after serving a corporation. Further, Nevada indemnification provisions require that a director, officer or employee made a party to a civil action is entitled to indemnification if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. If the action is a criminal matter, the director, officer or employee is entitled to indemnification if such person had no reasonable cause to believe his conduct was unlawful. The proposed amendment will also provide for discretionary indemnification and mandatory advancement of legal expenses upon the receipt of certain undertakings from the director or officer, as permitted by Nevada law. Advance payment of a director's or officer's expenses by the corporation is permitted by Nevada law provided the director or officer promises to repay the corporation in the event it is ultimately determined that indemnification is not warranted.

     The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendment to the Articles of Incorporation broadening the indemnification provisions to protect directors and officers to the fullest extent permitted by applicable law.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below shows, for the last three fiscal years, compensation paid to the Company's Chief Executive Officer and the three most highly paid executive officers serving at fiscal year end whose total compensation exceeded $100,000. We refer to all these officers as the "Named Executive Officers."

                                                                       Annual Compensation
                                              ----------------------------------------------------------------------

                                      Fiscal          Salary                   Bonus               Other Annual
Name and Principal Position            Year             ($)                     ($)              Compensation ($)
------------------------------------  ------- ------------------------  ------------------     --------------------
Wade B. Cook
   Chairman, President and Chief       1998          245,000                       -                 7,489,000 (1)
   Executive Officer...............    1997          238,000                   7,500                 9,997,000 (1)
                                       1996           91,000                       -                 4,366,000 (1)

Eric Marler (2)                        1998                -                       -                   126,000 (3)
   Chief Financial Officer and         1997              N/A                       -                         -
   Director........................    1996              N/A                       -                         -

Robert Hondel                          1998          110,000                       -                    11,000 (4)
   President of Wade Cook              1997          112,000                       -                    81,000
   Financial Education Centers and     1996          180,000                       -                         -
   Director........................
Robin Anderson
   Director of Sales, Wade             1998           59,000                     500                    81,000 (5)
   Cook Seminars, Inc. and             1997           91,000                       -                         -
   Director........................    1996           77,000                       -                         -


(1) Represents royalties accrued by Mr. Cook for the licensing of certain intellectual property rights to the Company. See "Certain Relationships and Related Transactions."

(2) Prior to 1998, Mr. Marler was not employed by the Company. Mr. Marler resigned as the Chief Financial Officer of the Company during the first quarter of 1999.

(3) Represents amounts paid to Mr. Marler as an independent contractor, including payments relating to his membership on the Board of Directors and his position as the Company's Chief Financial Officer.

(4)  Represents commissions paid to Mr. Hondel.

(5) Represents amounts paid to Ms. Anderson for commissions, vacation pay, holiday pay and other employee benefits.


1997 Stock Incentive Plan

     The Company's 1997 Stock Incentive Plan (the "Plan") provides for the granting of stock bonuses, stock options, stock appreciation rights, phantom stock and other stock-based awards. The Plan is administered by the Board of Directors which has the right to grant awards to eligible participants and to determine the terms and conditions of such grants, including, but not limited to, the vesting schedule and exercise price of the awards. All directors, officers, consultants and other employees are eligible to receive awards under the Plan.

Option Grants In The Last Fiscal Year

     During the fiscal year ended December 31, 1998, no options were granted to any of the Named Executive Officers.

Aggregated  Option  Exercises  In Last  Fiscal Year And Fiscal  Year-End  Option
Values

     During the last fiscal year, none of the Named Executive Officers held options to purchase shares of the Company's common stock.

Report Of The Board Of Directors On Executive Compensation

     During 1998, the Board of Directors was responsible for establishing compensation policy and administering the compensation programs of the Company's executive officers.

     The amount of compensation paid by the Company to each of its directors and officers and the terms of such persons' employment is determined solely by Wade
B. Cook except as otherwise noted below. The Company believes that the compensation paid to its directors and officers, including Wade B. Cook, is fair to the Company.

     In the past, Mr. Cook has negotiated all executive salaries on behalf of the Company. The Board of Directors believes that the use of direct stock awards is at times appropriate for employees, and in the future intends to use direct stock awards to reward outstanding service to the Company or to attract and retain individuals with exceptional talent and credentials. The use of stock options and other awards is intended to strengthen the alignment of interests of executive officers and other key employees with those of the Company's stockholders.

     The compensation and benefits for 1998 of the Chief Financial Officer and the other executive officers of the Company were determined by oral employment agreements (except as otherwise noted below). The terms of such agreements were negotiated with Wade B. Cook.

     Mr. Cook's employment agreement for 1997 through 2000 was negotiated by the Company's General Counsel. The terms of the agreement were determined by considering the compensation of similarly-situated chief executive officers in the Pacific Northwest region of the United States. In 1999, the Compensation Committee reviewed Mr. Cook's employment agreement and found it to be reasonable. In 1999, the Compensation Committee also reviewed Mr. Cook's royalty agreements, but did not have enough information to determine its reasonableness at that time.

     Compensation Of Chief Executive Officer

     Pursuant to an Employment Agreement effective as of July 1, 1997, Mr. Cook serves as the Company's Chief Executive Officer and President. The agreement provides for a three-year term in which Mr. Cook will receive an annual base salary of $240,000 for the year ended June 30, 1998, $265,000 for the year ended June 30, 1999 and $290,000 in for the year ended June 30, 2000. Under the terms of the agreement, Mr. Cook may receive additional bonuses for work as approved by the Board of Directors. To date, no such bonuses have been requested or approved. In addition, Mr. Cook is entitled to reimbursement for reasonable travel and business entertainment expenses authorized by the Company, as well as certain fringe benefits. See "Certain Relationships and Related Transactions."

     In addition to a base salary, Mr. Cook currently receives from the Company a ten percent (10%) royalty on gross revenues derived from books authored by Mr. Cook and sold by the Company and a ten percent (10%) royalty on the Company's gross sales of all other products licensed by him.

     Members of the Board of Directors:     Wade B. Cook          Nick Dettman
                                            Laura M. Cook         Dan Wagner
                                            Robin Anderson        Janice Leysath
                                            Robert T. Hondel      Greg Maxwell
                                            Joel Black            Angela Pirtle


Compensation Committee Interlocks And Insider Participation

     Laura Cook, Robert Hondel and John Childers served as members of the Compensation Committee in 1998. Also during 1998:

1.   Mrs. Cook served as the Corporate Secretary of the Company;

2. The Company issued 45,000 shares of its common stock to Mr. Hondel in connection with the assignment of all rights and interests in Quantum Marketing, Inc. ("Quantum");

3. Mr. Hondel served as the chief executive officer of Quantum, a wholly-owned subsidiary of the Company; and

4. Mr. Childers received $258,301 from the Company in exchange for speaker training services.

Certain Relationships And Related Transactions

     On March 20, 1998, Mr. Cook and the Company entered into an Open-ended Product Agreement providing for the non-exclusive license by Mr. Cook of certain intellectual property rights to the Company. The license provides Mr. Cook with a ten percent (10%) royalty on gross sales of licensed products. The Open Ended Product Agreement was amended on November 13, 1998 to provide that Mr. Cook may waive royalties due under the agreement in his sole discretion. During the fiscal year ended December 31, 1998, the total royalties payable to Mr. Cook under the agreement were $7,338,000. In September 1998, Mr. Cook agreed to a $2.0 million reduction in royalties in order to assist with the Company's cash flow requirements.

     On March 2, 1999, Mr. Cook and the Company entered into a Publishing Agreement, effective February 1, 1996, which gives the Company certain rights to promote and sell materials authored by Mr. Cook. Under the terms of the Publishing Agreement, Mr. Cook is entitled to receive a ten percent (10%) royalty on the gross revenues attributable to the sale of published materials. In 1998, $151,000 was paid under the contract.

     On September 9, 1998, the Company issued 45,000 shares of restricted common stock to Mr. Hondel, a director of the Company, in exchange for the assignment of all of Mr. Hondel's rights and interests in Quantum Marketing, Inc. pursuant to the terms of a Share Exchange Agreement dated January 1, 1998.

     In October 1998, the Company made a loan of $150,000 to Eric Marler, a director and the Chief Financial Officer of the Company, to facilitate Mr. Marler's purchase of a vacant lot for residential development. Upon his resignation as a director and as Chief Financial Officer in the first quarter of 1999, Mr. Marler conveyed the property to Sherlock Homes, a wholly-owned subsidiary of the Company, in full satisfaction of the loan amount.

     During 1998, the Company paid $117,468 to Cascade Management Associates, LP, a limited partnership controlled by Mr. Marler, for speaker services.

     During 1998, the Company paid an aggregate of $1,353,489 to companies controlled by Scott Scheuerman, Mr. Cook's brother-in-law, primarily as vendors of business, office support and registered agent services provided to the Company's customers.

     During 1998, the Company paid $258,301 to John V. Childers, a director of the Company during 1998, for speaker training services.

     During 1998, a company controlled by Mr. Cook made payments of principal and interest on eight outstanding promissory notes to certain wholly-owned subsidiaries of the Company. The aggregate principal amounts of the notes when issued was $1,000,000, and the interests rates ranged from 16.075% to 18.389% per annum. During 1998 companies controlled by Mr. Cook paid $118,581 in principal and $151,550 in interest payments on the notes. As of March 15, 1999, the aggregate principal amount outstanding under the notes was $772,714.

     During 1998, the Company paid a total of $1,069,358 in legal fees relating to litigation involving intellectual property owned by Mr. Cook and licensed to the Company. Of this amount $604,043 was allocated to Mr. Cook and offset against royalties payable to Mr. Cook pursuant to the Open-ended Product Agreement.

     During 1998, the Company paid salaries and other compensation to its executive officers as set forth under the heading "Executive Compensation."

Performance Graph

     The following graph compares the Company's cumulative total stockholder return on its common stock for a period beginning on June 30, 1997 and ending on December 31, 1998, with the cumulative total return of the Russell 2000 Index and the Nasdaq Financial Index. The graph assumes that $100 was invested on June 30, 1997 in the Company's common stock and in the stated indices. The comparison assumes that all dividends are reinvested.


                COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*
            AMONG WADE COOK FINANCIAL CORP., THE RUSSELL 2000 INDEX
                         AND THE NASDAQ FINANCIAL INDEX


                                       Cumulative Total Return
                                       -----------------------
                                       6/97      12/97    12/98
                                       ----      -----    -----
     WADE COOK FINANCIAL CORP.          100       249       26
     RUSSELL 2000                       100       111      110
     NASDAQ FINANCIAL                   100       126      122



     *    $100 INVESTED ON 6/30/97 IN STOCK OR INDEX -
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDING DECEMBER 31.



                              SHAREHOLDER PROPOSALS

     Under Rule 14a-8(3) of the Securities and Exchange Commission, stockholder proposals intended for inclusion in next year's proxy statement must be directed to the Corporate Secretary at Wade Cook Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168-4464, and must be received by February 1, 2000. Any stockholder proposal for next year's annual meeting submitted after February 1, 2000 will not be considered filed on a timely basis with the Company under SEC Rule 14a-4(c)(1). For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

                              INDEPENDENT AUDITORS

     Miller & Company, Certified Public Accountants, were the independent auditors for the Company for the most recent fiscal year. The Audit Committee of the Board of Directors has not convened in 1999 for the purpose of selecting independent auditors for the 1999 fiscal year. Representatives of Miller & Company will not be present at the meeting.


                             SOLICITATION OF PROXIES

     The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors and other employees of the Company, none of whom will receive any additional compensation for their services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.


                                  OTHER MATTERS

     The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the stockholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

May 9, 1999


     A copy of the Company's Annual Report on Form 10-K for fiscal year 1998, containing information on operations, filed with the Securities and Exchange
Commission  is  available  upon  written  request.  Please  write  to:  Investor
Relations, Wade Cook Financial Corporation, 14675 Interurban Avenue South, Seattle, Washington 98168-4664.

                                    EXHIBIT A


Amended Text of Article III:

     Article III: The number of shares the Corporation is authorized to issue is one hundred and forty million (140,000,000) shares of Common Stock with a par value of $.001 per share and five million (5,000,000) shares of Preferred Stock, with a par value of $10.00 per share. Shares of either the common or preferred stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series may have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation prior to the issuance of any shares thereof. Each such class or series or stock shall have such voting powers, full or limited, or no voting power, and such other relative, participating, optional or other rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences and conversion rights, and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issuance of such class or series of stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Nevada. Any action by the Board of Directors under this section shall require the affirmative vote of a majority of the members of the Board of Directors then in office.

                                    EXHIBIT B


Amended Text of Article V

     Article V: The governing board of the Corporation shall be styled as "Directors." The initial board of Directors shall consist of ten (10) members and may be increased or decreased from time to time in the manner specified in the Bylaws of this Corporation; provided, however, that the number shall not be less than three (3) nor more than twelve (12). In case of an increase in the number of directors, the additional director or directors shall be elected by the shareholders at an annual meeting or at a special meeting called for that purpose. In case of a vacancy in the Board of Directors, the remaining directors, by majority vote, may elect a successor to hold office for the unexpired term of the director whose position is vacant, and until the election and qualification of a successor.

     The directors of the Corporation will be divided into three classes: Class I, Class II and Class III. Such classes must be as nearly equal in number as possible. The term of the initial Class I directors will expire at the first annual meeting of the shareholders following designation; the term of the initial Class II directors will expire at the second annual meeting of the shareholders following designation; and the term of the Class III directors will expire at the third annual meeting of the shareholders following designation. Thereafter, the term of office of a director shall be three (3) years. If the number of directors is increased or decreased in the manner specified in the Bylaws, such change will be apportioned among the classes so that after the change, the classes will remain as nearly equal in number as possible.

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the Corporation, the provisions of this Article V may not be amended or repealed, and no provisions inconsistent herewith may be adopted by the Corporation, without the affirmative vote of the holders of at least two-thirds (2/3) of the Corporation's outstanding Common Stock.

     The names and street addresses and class designations of the initial directors of the Corporation as follows:

     NAME                     ADDRESS                             CLASS
     ----                     -------                             -----
     Wade B. Cook             14675 Interurban Ave. South           I
                              Seattle, Washington 98168

                                    EXHIBIT C

Amended Text of Article VIII

     Article VIII: Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

     Without limiting the application of the foregoing, the Board of Directors may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted under the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee, agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

PROXY

                  For the Annual Meeting of the Stockholders of
                         WADE COOK FINANCIAL CORPORATION


                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                               BOARD OF DIRECTORS.

     The undersigned hereby appoints Wade B. Cook and Kiman Lucas, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on June 2, 1999 and at any adjournment thereof.

                (Continued and to be signed on the reverse side)









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



                                     FOR      NOT FOR                                                   FOR      AGAINST     ABSTAIN
                                     ---      -------                                                   ---      -------     -------
1. Election of Directors:            [ ]       [ ]                  4. Approve Amendment to Articles    [ ]        [ ]          [ ]
                                                                       of Incorporation to Eliminate
     Gregory Maxwell                                                   Limitations on Increases of
     Nick Dettman                                                      Board of Directors
     Angela Pirtle
     John Lang                                                      5. Approve Amendment to Articles    [ ]        [ ]          [ ]
                                                                       of Incorporation to Clarify
   Except vote withheld from                                           Existing Director and Office
   following nominee(s) listed in                                      Indemnification Provisions
   space at right
                                                                    6. In their discretion, the
                                                                       proxies are authorized to
                                                                       vote upon properly come
                                                                       before the meeting

                                     FOR      AGAINST    ABSTAIN
                                     ---      -------    -------
2. Ratification of Amendment to      [ ]        [ ]        [ ]      I plan to attend the meeting.       [ ]
   Articles of Incorporation to                                     meeting.
   Increase Authorized Shares
3. Approve Amendment to Articles     [ ]        [ ]        [ ]
   of Incorporation to Reduce Par
   Value of Common Stock
                                                                      This proxy, when properly signed will be
                                                                      voted in the manner directed herein by
                                                                      the undersigned stockholder.  IF NO
                                                                      DIRECTION IS MADE, THIS PROXY WILL BE
                                                                      VOTED FOR THE ELECTION OF THE NOMINEES
                                                                      NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2,
                                                                      3, 4, and 5.

                                                                      IMPORTANT -- PLEASE SIGN AND RETURN THIS
                                                                      PROXY PROMPTLY.  When shares are held by
                                                                      joint tenants, both should sign.  When
                                                                      signing as attorney, executor, administrator,
                                                                      trustee or guardian, please give full title
                                                                      as such.  If a corporation, please sign in
                                                                      full corporate name by President or other
                                                                      authorized officer.  If a partnership, please
                                                                      sign in partnership name by an authorized
                                                                      person.


Signature(s) -----------------------------------        Dated ------------------



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